 Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095
Telephone:  801-253-1600 • Fax:  801-253-1688
 PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	April 25, 2013
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com

MERIT MEDICAL REPORTS RECORD SALES, UP 9%,
FOR THE QUARTER ENDED MARCH 31, 2013

SOUTH JORDAN, UTAH- Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology, radiology and endoscopy, today announced record sales of $103.9 million for the quarter ended March 31, 2013, an increase of 9% over sales of $95.6 million for the quarter ended March 31, 2012.
Merit's non-GAAP net income for the quarter ended March 31, 2013, was $4.3 million, or $0.10 per share, compared to $7.2 million, or $0.17 per share, for the quarter ended March 31, 2012.
GAAP net income for the first quarter of 2013 was $671,000, or $0.02 per share, compared to net income of $5.7 million, or $0.14 per share, for the first quarter of 2012. The decrease in GAAP net income was attributable primarily to lower gross margins, higher investments in research and development, and increased interest expense.
For the first quarter of 2013, compared to the first quarter of 2012, catheter sales grew 10%; custom kit and tray sales were up 7%; Endotek sales increased 6%; stand-alone device sales rose 2%; BioSphere sales decreased 5%; and inflation device sales decreased 5%. Excluding lower sales to an OEM customer, inflation device sales rose 1%.
Gross margins for the first quarter of 2013 were 41.4% of sales, compared to 46.2% of sales for the first quarter of 2012. The reduction in gross margins was due to higher standard costs of 1.9% of sales resulting from lower production volumes for the first quarter of 2013, amortization of developed technology costs of 1.3% of sales associated with the integration of the operations of Thomas Medical

Products, Inc. (“Thomas Medical”), implementation of the Medical Device Excise Tax of 1.0% of sales which was part of the Affordable Care Act, and one-time finished goods inventory mark-up costs of 0.6% of sales related to the Thomas Medical acquisition. Excluding the non-recurring Thomas Medical finished goods inventory mark-up costs, gross margins would have been 42.0% of sales for the first quarter of 2013. The non-GAAP gross margin was 44.4% of sales for the quarter ended March 31, 2013, compared to 47.2% of sales for the quarter ended March 31, 2012.
Income from operations for the quarter ended March 31, 2013 was $1.8 million, or 1.7% of sales, compared to $8.0 million, or 8.4% of sales, for the first quarter of 2012. The decrease was primarily attributable to lower gross margins and higher investments in research and development.
“First quarter results were a function of the initiation of the medical device tax, new expenses associated with our recent acquisition of Thomas Medical, as well as the expenses associated with our new facilities,” said Fred P. Lampropoulos, Merit's Chairman and Chief Executive Officer. “In order to reduce expenses and improve profitability, we have undertaken a critical look at our costs starting with SG&A. Discretionary spending, such as community support, trade shows and company participation in benefits, has been substantially reduced. We are also reprioritizing our R&D projects.”
“We will continue to incur expenses associated with the move into our new South Jordan facilities for the next two quarters as we consolidate our operations into them,” Lampropoulos continued. “During 2013, we anticipate that we will expense approximately $1.6 million for this effort. When we are finished, we believe we will have an automated procurement and fulfillment center that will reduce costs and add capacity. We believe that this investment will help to avoid hiring approximately 100 personnel over two years.”
“Although we have had some early disappointments with Thomas Medical related to the unanticipated loss of a key customer, we have already adjusted our production headcount to align demand with capacity,” Lampropoulos said. “We remain committed to this business and believe as we 'Meritize' the product line and add additional products from our R&D efforts we will build an important component of our future growth. We intend to focus on the electrophysiology (EP) portion of the business which continues to grow worldwide even as cardiac rhythm management (CRM) business slows.”
“Despite the foregoing discussion, substantial opportunities and optimism prevail as we evaluate our business,” Lampropoulos said. “Our new product pipeline is robust. Merit introduced the basixTOUCH™ inflation device in Europe. This product reinforces our leadership position in this market segment and is expected to be the largest single revenue producing product in Merit's history. Recently we received preliminary allowance of a number of patent claims and expect to receive our first patent on this important new product in the next few months. We plan to launch the Bearing™ nsPVA embolization particle next week at the GEST meeting, which will add a valuable component to our embolic portfolio.”

“Our Endotek division reached profitability for the first time this quarter and is expected to continue to gain earnings momentum due to the substantial reduction of costs of goods, which is already in place,” Lampropoulos added.
“Going forward, we believe earnings will grow quarter over quarter,” Lampropoulos continued. “We are deeply engaged in substantially improving our performance. We believe the worst of the storm is over, but a substantial amount of work and effort remain. Our product pipeline, efficiency and capacity are in place, and substantial cost-cutting is in progress. On the other end of this effort will be a company we believe will be well positioned to deliver higher gross and operating margins.”
Selling, general and administrative expenses for the first quarter of 2013 were 30.9% of sales, compared to 30.9% of sales for the first quarter of 2012.
Research and development costs were 8.8% of sales for the first quarter of 2013, compared to 6.7% of sales for the first quarter of 2012, primarily due to headcount additions for research and development to support new products, personnel increases in the regulatory department to support registrations in foreign countries to expand international product offerings, and research and development costs associated with the integration of Thomas Medical.
Merit's effective tax rate for the quarter ended March 31, 2013 was -217.2%, compared to 27.4% for the comparable period of 2012. Excluding the reinstatement of the 2012 research and developed tax credit of approximately $500,000, Merit's effective tax rate would have been 19.2% for the first quarter of 2013. The decreased tax rate for the quarter ended March 31, 2013 was largely the result of a higher mix of earnings in foreign jurisdictions (primarily Ireland), which are taxed at a lower rate than Merit's U.S. operations.
REVISED 2013 GUIDANCE
Based upon information currently available to Merit's management, Merit estimates that for the year ending December 31, 2013, absent extraordinary transactions, Merit's revenues will be in the range of $445-$455 million, an increase of approximately 13-15%, compared to revenues of $394.3 million for the year ended December 31, 2012. Also, based on information currently available to Merit's management, Merit estimates that, absent non-recurring transactions, Merit's GAAP earnings per share for 2013 will be in the range of $0.30-$0.36, compared to GAAP earnings per share of $0.46 for the year ended December 31, 2012, and non-GAAP earnings per share of $0.50-$0.56.

CONFERENCE CALL
Merit Medical invites all interested parties to participate in its conference call today, April 25, 2013, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The domestic telephone number to call is (877) 941-6009, and the international number is (480) 629-9866. A live webcast, as well as a rebroadcast of the conference call, can be accessed through the Investors page at www.merit.com or through the webcasts tab at www.fulldisclosure.com

BALANCE SHEET
(Unaudited in thousands)

	March 31, 2013	December 31, 2012

ASSETS
Current Assets
Cash and cash equivalents	$9,017	$9,719
Trade receivables, net	54,624	53,402
Employee receivables	183	169
Other receivables	2,561	2,672
Inventories	82,450	84,599
Prepaid expenses	5,344	4,133
Prepaid income taxes	1,233	1,250
Deferred income tax assets	4,974	4,976
Income tax refunds receivable	1,752	1,076
Total Current Assets	162,138	161,996

Property and equipment, net	243,530	234,803
Other intangibles, net	115,915	118,131
Goodwill	175,108	175,108
Deferred income tax assets	4,237	4,237
Other assets	11,211	11,034
Total Assets	$712,139	$705,309

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade payables	25,296	34,637
Accrued expenses	24,799	27,269
Current portion of long-term debt	10,000	10,000
Advances from employees	627	551
Income taxes payable	507	547
Total Current Liabilities	61,229	73,004

Deferred income tax liabilities	2,305	2,373
Liabilities related to unrecognized tax benefits	2,938	2,938
Deferred compensation payable	6,237	5,956
Deferred credits	3,022	2,980
Long-term debt	244,254	227,566
Other long-term obligation	8,822	8,915
Total Liabilities	328,807	323,732

Stockholders' Equity
Common stock	173,424	172,341
Retained earnings	211,089	210,418
Accumulated other comprehensive loss	(1,181)	(1,182)
Total stockholders' equity	383,332	381,577
Total Liabilities and Stockholders' Equity	$712,139	$705,309

INCOME STATEMENT
(Unaudited, in thousands except per share amounts)

	Three Months Ended March 31,
	2013	2012

SALES	$103,948	$95,618

COST OF SALES	60,955	51,448

GROSS PROFIT	42,993	44,170

OPERATING EXPENSES
Selling, general and administrative	32,128	29,547
Research and development	9,108	6,441
Acquired in-process research and development		175
Total	41,236	36,163

INCOME FROM OPERATIONS	1,757	8,007

OTHER INCOME (EXPENSE)
Interest income	57	48
Interest expense	(1,539)	(112)
Other income	(63)	(26)
Total other expense - net	(1,545)	(90)

INCOME BEFORE INCOME TAX EXPENSE	212	7,917

INCOME TAX EXPENSE (BENEFIT)	(459)	2,169

NET INCOME	$671	$5,748

EARNINGS PER SHARE-
Basic	$0.02	$0.14

Diluted	$0.02	$0.14

AVERAGE COMMON SHARES-
Basic	42,520	41,999

Diluted	42,835	42,436

Although Merit's financial statements are prepared in accordance with accounting principles which are generally accepted in the United States of America (“GAAP”), Merit's management believes that certain non-GAAP financial measures provide investors with useful information regarding the underlying business trends and performance of Merit's ongoing operations and can be useful for period-over-period comparisons of such operations. The following table sets forth supplemental financial data and corresponding reconciliations to GAAP financial statements for the three-month periods ended March 31, 2013 and 2012. Readers should consider these non-GAAP measures in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all, items that affect Merit's net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

	Three Months Ended
	March 31,
	2013	2012
Non-GAAP ADJUSTMENTS
GAAP net income	$671	$5,748

Acquisition costs	467	67
Severance	1,080	187
Fair value write-up of acquired inventory sold (a)	580
Long-term debt issuance charges	199
Acquired in-process research and development		175
Amortization of intangible assets
Cost of sales	2,363	994
SG&A expenses	1,118	888
Fair value adjustment to contingent consideration (b)	16	29
Income tax effect of reconciling items (c)	(2,213)	(889)

Non-GAAP net income	$4,281	$7,199

Non-GAAP net income per share	$0.10	$0.17

Diluted shares used to compute Non-GAAP net income per share	42,835	42,436

Merit's non-GAAP income, after giving effect to the adjustments referenced in the preceding table, does not reflect stock-based compensation expense of approximately $459,000 and $555,000 for the three months ended March 31, 2013 and 2012, respectively.
(a) Increase in cost of goods sold related to the mark-up of finished goods associated with Merit's integration of Thomas Medical's operations.
(b) Represents changes in the fair value of contingent consideration liabilities related to recent acquisitions.
(c) Reflects an estimated annual effective tax rate of 38% on a non-GAAP basis.

ABOUT MERIT
Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 200 individuals. Merit employs approximately 2,750 people worldwide with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Malvern, Pennsylvania; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Copenhagen, Denmark; and Rockland, Massachusetts.
Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit's forecasted revenues, net income, financial results or anticipated acquisitions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2012. Such risks and uncertainties include risks relating to Merit's potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through recent, proposed or future transactions; product recalls and product liability claims; expenditures relating to research, development, testing and regulatory approval or clearance of Merit's products and risks that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; compliance with governmental regulations and administrative procedures; potential restrictions on Merit's liquidity or its ability to operate its business by its current debt agreements; possible infringement of Merit's technology or the assertion that Merit's technology infringes the rights of other parties; the potential of fines, penalties, or other adverse consequences if Merit's employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws and regulations; laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or failure to comply with, governing regulations; the effect of changes in tax laws and regulations in the United States or other countries; increases in the price of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with Merit's suppliers, or failure of such suppliers to perform; fluctuations in Euro and GBP exchange rates; Merit's need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; concentration of Merit's revenues among a few products and procedures; development of new products and technology that could render Merit's existing products obsolete; market acceptance of new products; volatility in the market price of Merit's common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in Merit's Annual Report on Form 10-K for the year ended December 31, 2012 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.
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